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Exhibit 5.1

Attorneys at Law Baton Rouge Birmingham Houston Jackson Mobile Nashville New Orleans Washington, DC

December 7, 2006

Board of Directors
BPZ Energy, Inc.
580 Westlake Park Boulevard, Suite 525
Houston, Texas 77079

  RE:
  BPZ Energy, Inc.—Form S-1 Registration Statement

Ladies and Gentlemen:

        We have acted as special counsel for BPZ Energy, Inc., a Colorado corporation (the "Company"), in connection with the above referenced Registration Statement being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 4,334,566 shares of the Company's common stock, no par value ("Common Stock") that may be sold by the Selling Security Holders listed in such Registration Statement. We have been requested to furnish this Opinion Letter to be included as Exhibit 5 to the Registration Statement.

        In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. We have assumed after due inquiry the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

        Based upon the foregoing, we are of the opinion that (i) the currently outstanding shares of Common Stock covered by the Registration Statement have been duly authorized by all requisite action on the part of the Company and are fully paid, non-assessable and legally issued; (ii) the shares of Common Stock initially issuable upon the exercise of the options by the Selling Security Holders covered by the Registration Statement have been duly authorized and reserved for issuance, and upon exercise of such options and the payment of the exercise price in accordance with the terms of the options, such shares of Common Stock will be fully paid, non-assessable, and legally issued by the Company; and (iii) the shares of Common Stock initially issuable upon the exercise of the warrants by the Selling Security Holders covered by the Registration Statement have been duly authorized and reserved for issuance, and upon exercise of such warrants and the payment of the exercise price in accordance with the terms of the warrants, such shares of Common Stock will be fully paid, non-assessable and legally issued by the Company.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. By giving such consent we do not thereby admit we are in the category of persons where consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,
/s/ ADAMS AND REESE LLP Adams and Reese LLP

4400 One Houston Center, 1221 McKinney • Houston, Texas 77010 • (713) 652-5151 • Fax (713) 652-5152 • www.arlaw.com

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  Exhibit 5.1